UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 30, 2020

NEXPOINT REAL ESTATE FINANCE, INC.

(Exact Name Of Registrant As Specified In Charter)

Maryland	001-39210	84-2178264
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Crescent Court, Suite 700

Dallas, Texas 75201

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 628-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	NREF	New York Stock Exchange
8.50% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share	NREF-PRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

Credit Facility

On July 30, 2020, NexPoint Real Estate Finance, Inc. (the “Company”) entered into an unsecured loan agreement (the “Credit Agreement”) with Raymond James Bank, N.A., as lender (the “Lender”), providing for a loan in the aggregate principal amount of $86.1 million (the “Credit Facility”). The Credit Facility is structured in two tranches as follows: (i) the first tranche of $21.1 million was made available on July 30, 2020 and (ii) the second tranche of $65.0 million will be made available on August 5, 2020, provided the first tranche has been paid in full. As of August 5, 2020, the first tranche of $21.1 million was repaid in full and the second tranche of $65.0 million has been funded.

Each draw under the Credit Facility matures ten days after funding. The Credit Facility bears interest at a rate of one-month LIBOR plus 2.00% for the first ten days of any draw period, after which the Lender can, in its sole discretion, extend the Credit Facility at a rate of one-month LIBOR plus 4.00% unless the securities required by the Credit Agreement are delivered and taken as collateral, in which case the rate shall stay at one-month LIBOR plus 2.00%.

The Credit Facility is a recourse obligation to the Company and contains customary events of default, including defaults in the payment of principal or interest, defaults in compliance with the covenants contained in the document evidencing the Credit Facility, defaults in payments under any other security instrument, and bankruptcy or other insolvency events.

Issuance of Subsidiary Partnership Units

On July 30, 2020, the Company’s subsidiary NREF OP IV, L.P. (“NREF OP IV”) entered into subscription agreements with certain entities affiliated with NexPoint Real Estate Advisors VII, L.P. (the “Manager Affiliates”), the Company’s manager (the “Manager”), for 359,000 partnership units in NREF OP IV (“Sub OP Units”) for total consideration of $6,580,470. On August 4, 2020, NREF OP IV entered into additional subscription agreements with the Manager Affiliates for 267,320 Sub OP Units for total consideration of $4,899,975.60. Prior to the aforementioned subscriptions, the Manager Affiliates held approximately 50% of the issued and outstanding Sub OP Units of NREF OP IV.

The total number of Sub OP Units issued was calculated by dividing the total consideration by the combined book value of the Company’s common stock and the partnership units of the subsidiary operating partnerships of NexPoint Real Estate Finance Operating Partnership, L.P. (the “OP”), on a per share or unit basis, as of the end of the second quarter, or $18.33 per Sub OP Unit.

The Sub OP Units were issued in an exempt private placement under Section 4(a)(2) of the Securities Act of 1933, as amended. No sales commission or other consideration will be paid in connection with such issuance.

In compliance with the Company’s Related Party Transaction Policy, the issuance of Sub OP Units was reviewed and approved by the Audit Committee of the Board of Directors (the “Board”).

Equity Financing

On August 3, 2020, a subsidiary of the OP (“REIT Sub”) entered into an equity commitment letter (the “Equity Commitment Letter”) in connection with a proposed transaction (the “Proposed Transaction”) involving affiliates of the Manager (the “Consortium”). Pursuant to the Equity Commitment Letter, REIT Sub has committed to provide an aggregate equity contribution of approximately $227.0 million (the “Equity Commitment”) to finance the Proposed Transaction, subject to certain reductions for any additional equity or debt financing. The Company is neither a party to the Equity Commitment Letter nor guaranteeing the obligations of REIT Sub under the Equity Commitment Letter.

The obligation of REIT Sub to fund the Equity Commitment will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the agreement and plan of merger (the “Merger Agreement”) related to the Proposed Transaction in accordance with its terms, (b) the closing of the Proposed Transaction or (c) the target company or any of its affiliates or representatives asserting any claim, subject to certain exceptions, against the Consortium or any of its affiliates or representatives in connection with the Equity Commitment Letter, the Merger Agreement or any of the transactions contemplated by the Equity Commitment Letter or the Merger Agreement.

In compliance with the Company’s Related Party Transaction Policy, the Equity Commitment Letter was reviewed and approved by the Audit Committee of the Board.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXPOINT REAL ESTATE FINANCE, INC.

By:	/s/ Brian Mitts

Name:	Brian Mitts
Title:	Chief Financial Officer, Executive VP-Finance, Secretary and Treasurer

Date: August 5, 2020